EXHIBIT 3.1
AGREEMENT
     This Agreement dated March 16, 2006, between Lafarge North America Inc., a Maryland corporation (“Lafarge N.A.”) formerly known as Lafarge Corporation, Kilmer Van Nostrand Co. Limited, an Ontario corporation (“Kilmer”) and Kilmer LCW Limited, an Ontario subsidiary corporation of Kilmer (“LCW”):
     WHEREAS, on December 29, 2000, Lafarge N.A. issued a certain Warrant to Purchase Lafarge Corporation Common Stock in favor of Kilmer, pursuant to which, subject to the terms and conditions set forth therein, the Holder of the warrant from December 29, 2005 through December 29, 2015 is entitled to receive 4,400,000 shares of the Common Stock of Lafarge N.A., upon the proper exercise of the warrant, including payment of the exercise price of U.S. $29.00 per share (the “Warrant”);
     WHEREAS, Kilmer transferred the Warrant to LCW as of August 22, 2001;
     WHEREAS, on February 21, 2006, Lafarge S.A., a société anonyme organized under the laws of France, and the majority stockholder of Lafarge N.A., commenced a tender offer through its wholly-owned subsidiary Efalar Inc., a Delaware corporation, for the shares of Common Stock of Lafarge N.A. that it does not already own (the “Tender Offer”);
     WHEREAS, Kilmer and LCW have requested and Lafarge N.A. deems it advisable and has agreed to amend the terms of the Warrant to abridge the warrant exercise notice period provided in the Warrant in order to permit the Holder, should the Holder deem it appropriate in its absolute discretion, to effect a conditional tender to the Tender Offer, as it may be amended, or to any other tender offer or other transaction involving the Common Stock of Lafarge N.A. that may hereafter be implemented by any person, and Kilmer and LCW have agreed to waive the notice of any going private transaction or change of control transaction required, to the extent applicable, by the last paragraph of Section 1.1 of the Warrant in respect of the Tender Offer.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Lafarge N.A., Kilmer and LCW agree as follows:

     1. Section 3.2 of the Warrant is hereby amended inserting “(a)” prior to the first full sentence thereof and by adding new subsections (b), (c) and (d) as follows:
(b) At the option of the Holder and without limitation to the Holder’s ability to exercise the Warrant in accordance with Section 3.2(a), notwithstanding Section 3.2(a), in the event of a tender offer for Common Stock of the Company or other transaction requiring the tender or surrender of Common Stock in order to participate (an “Offer”), the Holder may exercise the Warrant without regard to the thirty (30) day notice period applicable to the Notice of Exercise provided in Section 3.2(a) at any time prior to the acceptance of shares of Common Stock for payment pursuant to the Offer (the “Acceptance”). The Exercise Notice delivered as provided in this Section 3.2(b) shall be in the form attached as Attachment B hereto. Such Notice of Exercise shall be revocable by the Holder at any time prior to the Acceptance.
(c) In the event that the Holder exercises the Warrant in accordance with Section 3.2(b), notwithstanding Section 3.3, the Company shall instruct and use its best efforts to cause its transfer agent to issue and deliver to the Person or Persons entitled to receive the same a certificate or certificates for the number of shares of Common Stock issuable upon such exercise such that the Holder may tender in accordance with the requirements of the Offer.
(d) In the event that (i) an Offer expires without an Acceptance of the shares tendered in connection with the Exercise Notice or (ii) the Notice of Exercise delivered pursuant to Section 3.2(b) is revoked no later than two New York Stock Exchange trading days prior to an Acceptance, such Notice of Exercise shall be null and void and without any further effect and this Warrant shall continue to be outstanding and unexercised by the Holder thereof and no exercise price shall have been due in respect thereof (and any advance payment of exercise price shall be returned to the Holder).

2. Kilmer and LCW hereby waive the requirement that the Holder receive prior notice as specified in the last paragraph of Section 1.1 of the Warrant in respect of the Tender Offer to the extent applicable.
3. Except as provided herein, the terms and conditions of the Warrant have not been amended, modified or waived and remain in full force and effect. Initially capitalized terms used herein without definition shall have the same definitions assigned to them in the Warrant.
[Signature page follows]

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by a duly authorized person on the date first written above.

LAFARGE NORTH AMERICA INC.
By:
Name:
Title:

KILMER VAN NOSTRAND CO. LIMITED
By:
Name:
Title:

KILMER LCW LIMITED
By:
Name:
Title:

ATTACHMENT B
CONDITIONAL NOTICE OF EXERCISE
To: LAFARGE NORTH AMERICA INC. (the “Company”)
     The undersigned hereby elects to exercise the right to purchase set forth within and represented by the Warrant attached hereto                                          shares of Common Stock of the Company as provided for therein, which exercise is to be effective as of the date that, pursuant to the offer made by                                          [name of offeror] for Common Stock of the Company pursuant to                                          [title of document implementing the Offer] (the “Offer”), such shares of Common Stock have been accepted for payment (the “Acceptance”, and the date thereof, the “Exercise Date”) and agrees to tender no later than the first business day immediately following such Exercise Date (unless the Acceptance occurs prior to 11:00 a.m. Maryland time, in which case such purchase price shall be paid on such Exercise Date) payment of the full purchase price for such shares in the form of a wire transfer in immediately available funds, or by such other means as may be agreed by the Company and the Holder, in the aggregate amount of $                     U.S. Dollars. If said number of shares shall not be all the shares purchasable under the within Warrant, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder less any fraction of a share paid in cash. Please issue a certificate or certificates for such shares of Common Stock in the name of, and pay any cash for any fractional share to                     .
     In the event that the Offer expires without an Acceptance, this Notice of Exercise shall be null and void and without any further effect and the Warrant attached hereto shall continue to be outstanding and unexercised by the Holder thereof.
     This Conditional Notice of Exercise shall be revocable by the Holder by notice in writing to the Company (including by facsimile transmission) addressed to its General Counsel at any time prior to two New York Stock Exchange trading days prior to an acceptance of shares of Common Stock for payment pursuant to the Offer.
     The undersigned certifies that he/she is not a U.S. person and the warrant being exercised hereby is not being exercised on behalf of a U.S. person as such term is defined within Regulation 902(k) promulgated under the Securities Act of 1933, as amended.
Dated:                                         , 20

By:		Signature:

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